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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 20, 2002





                             MOHAWK INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


       Delaware                 01-19826                52-1604305
       --------                 --------                ----------
    (State or other         (Commission File          (IRS Employer
    Jurisdiction of             Number)            Identification No.)
    Incorporation)


               160 South Industrial Blvd., Calhoun, Georgia 30701
    ------------------------------------------------------------------------
          (Address, including zip code, of principal executive offices)



                                 (706) 629-7721
    ------------------------------------------------------------------------
              (Registrant's telephone number, including area code)




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Item 2.  Other Events
         -------------

         Pursuant to that certain Agreement and Plan of Merger by and among Mohawk Industries, Inc. ("Mohawk"), Maverick Merger Sub, Inc. and Dal-Tile International Inc. ("Dal-Tile") dated as of November 19, 2001, as amended (the "Agreement"), on March 20, 2002, Mohawk acquired all the outstanding stock of Dal-Tile for a purchase price of approximately $1,545 million, consisting of 12.9 million shares of Mohawk's common stock, options to purchase approximately 2.1 million shares of the Company's common stock and $720 million in cash. The number of shares of, and options to purchase, Mohawk common stock was determined based on the exchange ratio of .2213, as calculated pursuant to the Agreement. The Company's common stock and options were valued at $825 million based on the measurement date stock price. The transaction is being accounted for using the purchase method of accounting.

         The cash portion of the purchase price was financed by borrowings under Mohawk's existing credit facilities and $600 million of borrowings under a 364-day term loan facility among Mohawk, Wachovia Investors, Inc., Goldman Sachs Credit Partners L.P. and SunTrust Bank

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
         -------------------------------------------------------------------

         A. Financial Statements of Dal-Tile International Inc. for December 28, 2001.

         B. Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

         C. Exhibits
            23.1  Independent Auditors Consent - Ernst & Young LLP.


            99.1 Financial Statements of Dal-Tile International Inc. for December 28, 2001.

            99.2 Unaudited Pro Forma Condensed Combined Consolidated Financial Information.




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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Mohawk Industries, Inc.


Date: March 20, 2002                   By: /s/ Frank H. Boykin
                                           -------------------
                                           Frank H. Boykin
                                           VP & Corporate Controller


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                               INDEX TO EXHIBITS

Exhibit
-------

23.1    Independent Auditors Consent - Ernst & Young LLP.

99.1 Financial Statements of Dal-Tile International Inc. for the period ended December 28, 2001.

99.2    Unaudited Pro Forma Condensed Combined Consolidated Financial
         Information.